Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, President and CFO
317-704-6000
BELL INDUSTRIES REPORTS 2008 FOURTH QUARTER AND FULL YEAR RESULTS
     INDIANAPOLIS — March 27, 2009 — Bell Industries, Inc. (Pink Sheets: BLLI) today reported financial results for its fourth quarter and fiscal year ended December 31, 2008. Revenues from continuing operations for the 2008 fourth quarter were $18.9 million, down 11.9% from $21.4 million a year ago, with $1.9 million of the decrease in revenues related to the company’s Recreational Products Group and $633,000 of the decrease related to its Bell Techlogix business. The company incurred a loss from continuing operations of $1.1 million, or $2.60 per share, for the 2008 fourth quarter. This reflects a significant improvement over the prior-year fourth quarter loss of $2.5 million, or $5.71 per share. Bell incurred a net loss in the 2008 fourth quarter of $928,000 or $2.14 per share, including income from discontinued operations, net of tax, related to the company’s former SkyTel division of $200,000, equal to $0.46 per share. This compares with a net loss of $7.2 million, or $16.56 per share, including losses from discontinued operations, net of tax, of $4.7 million, or $10.85 per share, for the 2007 fourth quarter.
     The company announced in February 2008 that it completed the sale of SkyTel’s automated vehicle location business to SkyGuard, LLC for $7.0 million. On June 13, 2008, the company completed the sale of the remainder of the SkyTel business to Velocita Wireless, LLC (“Velocita”) for total consideration of $7.5 million, consisting of $3.0 million in cash at closing, a $3.0 million secured note which was paid thirty days after closing and a $1.5 million unsecured note payable on June 13, 2009. Subsequent to the closing, Velocita agreed to pay the company a working capital adjustment of $1.5 million, payable in installments through June 13, 2009. As a result of these transactions, the SkyTel division has been reflected as a discontinued operation in the company’s results of operations for 2008 and 2007.
     On December 9, 2008, our board of directors approved a one-for-twenty reverse stock split. The reverse split became effective as of the close of business on December 24, 2008, at which time we began trading under our new stock symbol “BLLI”. All share and per share information in this press release, including the Consolidated Operating Results and Consolidated Condensed Balance Sheets that follow, have been restated to give effect to the reverse stock split for all periods presented.
     For the 2008 full year, revenues from continuing operations were $101.9 million, down 15.0% from $119.9 million a year ago, with $12.4 million of the decrease in revenues related to the company’s Bell Techlogix business and $5.6 million related to its Recreational Products Group. The company incurred a loss from continuing operations of $3.4 million, or $7.87 per share, for 2008. This reflects a significant improvement over the prior year loss from continuing operations of $9.1 million, or $21.09 per share. Bell incurred a net loss of $4.9 million for 2008, or $11.24 per share, including a loss from discontinued operations, net of tax, of $1.5 million, or $3.37 per share. This compares with a net loss of $15.2 million, or $35.29 per share, including a loss from discontinued operations, net of tax, of $6.1 million, equal to $14.20 per share in 2007.
     The Bell Techlogix business reported revenues of $12.7 million for the 2008 fourth quarter, compared with $13.3 million in the 2007 fourth quarter. This decline was related to several factors, including the expiration of two customer engagements during 2008 and a non-recurring project in the fourth quarter of 2007. Operating income for the 2008 fourth quarter decreased by approximately $172,000 over the prior-year period due to the non-recurring project in the fourth quarter of 2007.
     The Recreational Products Group reported revenues of $6.2 million for the 2008 fourth quarter, compared with $8.1 million in the 2007 fourth quarter. The company attributed the decrease in revenues primarily to lower sales in the marine and recreational vehicle product lines, which was primarily the result of a decline in general economic conditions compared with the 2007 fourth quarter. Although revenues were down quarter-over-quarter, operating income for the 2008 fourth quarter was relatively flat compared with 2007 due to a 244 basis point improvement in gross profit margins and reductions in headcount, freight and facility costs.
     The company’s corporate costs totaled $898,000 for the 2008 fourth quarter compared to costs of $2.5 million in the prior year. The 2007 corporate costs included a $1.7 million increase in the reserve for environmental matters as a result of a reassessment of the status of on-going remediation efforts and approximately $0.3 million in severance costs associated with headcount reduction activities. These additional 2007 expenses were partially offset by a $1.2 million reduction in the company’s litigation reserves related to the settlement of a legal matter in the fourth quarter of 2007. Excluding the impact of these three items, corporate costs declined by approximately $0.8 million from the fourth quarter of 2007 as a result of the company’s continued cost reduction efforts.

     “We are pleased with the improvements in the results of our business for 2008 versus 2007. We have invested in several initiatives to grow our business and improve our cash flows and are encouraged by the progress we made during 2008, ” said Kevin J. Thimjon, president and chief financial officer of Bell Industries.
About Bell Industries, Inc.
     Bell Industries is comprised of two operating units, Bell Techlogix and the Recreational Products Group. Bell Techlogix is a provider of integrated technology product and service solutions for organizations throughout the United States. The Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, year-over-year improvements and encouragement by the progress made in 2008, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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(Tables Follow)

Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net revenues:
Products	$12,519	$14,584	$75,379	$87,248
Services	6,374	6,855	26,525	32,670

Total net revenues	18,893	21,439	101,904	119,918

Costs and expenses:
Cost of products sold	10,253	11,969	61,606	72,553
Cost of services provided	4,331	4,558	18,459	22,244
Selling, general and administrative	5,298	7,349	23,741	36,180
Interest expense, net	173	—	844	—
Loss on extinguishment of debt	—	—	1,053	—
Gain on sale of assets	28	(9)	28	(2,024)

Total costs and expenses	20,083	23,867	105,731	128,953

Loss from continuing operations before provision for (benefit from) income taxes	(1,190)	(2,428)	(3,827)	(9,035)
Provision for (benefit from) income taxes	(62)	37	(422)	76

Loss from continuing operations	(1,128)	(2,465)	(3,405)	(9,111)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	200	(747)	(962)	(2,196)
Loss on sale of discontinued operations, net of tax	—	(3,940)	(500)	(3,940)

Income (loss) from discontinued operations, net of tax	200	(4,687)	(1,462)	(6,136)

Net loss	$(928)	$(7,152)	$(4,867)	$(15,247)

Share and per share data
Basic and diluted:
Loss from continuing operations	$(2.60)	$(5.71)	$(7.87)	$(21.09)
Income (loss) from discontinued operations	0.46	(10.85)	(3.37)	(14.20)

Net loss	$(2.14)	$(16.56)	$(11.24)	$(35.29)

Weighted average common shares outstanding	433	432	433	432

OPERATING RESULTS BY BUSINESS SEGMENT

Net revenues:
Bell Techlogix
Products	$6,296	$6,448	$36,364	$42,633
Services	6,374	6,855	26,525	32,670

Total Bell Techlogix	12,670	13,303	62,889	75,303
Recreational Products Group	6,223	8,136	39,015	44,615

Total net revenues	$18,893	$21,439	$101,904	$119,918

Operating income (loss):
Bell Techlogix	$154	$326	$1,010	$(3,661)
Recreational Products Group	(245)	(233)	972	555
Corporate costs	(898)	(2,530)	(3,884)	(7,953)

Total operating loss	(989)	(2,437)	(1,902)	(11,059)
Gain (loss) on sale of assets	(28)	9	(28)	2,024
(Loss) on extinguishment of debt	—	—	(1,053)	—
Interest expense, net	(173)	—	(844)	—

Loss from continuing operations before income taxes	$(1,190)	$(2,428)	$(3,827)	$(9,035)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,233	$409
Accounts receivable, net	8,096	12,304
Inventories, net	8,770	10,323
Notes receivable	3,000	—
Prepaid expenses and other current assets	1,819	1,982
Assets held for sale	—	27,814

Total current assets	24,918	52,832

Fixed assets, net	1,475	1,956
Assets held for sale	—	5,000
Other assets	867	2,231

Total assets	$27,260	$62,019

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Floor plan payables	$291	$1,064
Revolving credit facility	—	4,775
Accounts payable	7,189	10,438
Accrued payroll	1,462	1,639
Liabilities associated with assets held for sale	—	19,084
Other accrued liabilities	3,671	5,849

Total current liabilities	12,613	42,849

Convertible note	10,840	8,969
Other long-term liabilities	4,063	5,418

Total liabilities	27,516	57,236

Shareholders’ equity (deficit)	(256)	4,783

Total liabilities and shareholders’ equity (deficit)	$27,260	$62,019